EXHIBIT 99.1

ISP Chemco LLC

Consolidated Financial Statements

Years Ended December 31, 2010 and 2009

Report of Independent Auditors

To the Sole Member of
ISP Chemco LLC:

We have audited the accompanying consolidated balance sheets of ISP Chemco LLC as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, and member’s equity for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ISP Chemco LLC at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP
March 25, 2011

ISP Chemco LLC

Consolidated Statements of Income

	Year Ended December 31
	2010	2009	2008
	(Thousands)

Net sales	$1,534,321	$1,261,487	$1,622,265
Cost of products sold	(1,088,422)	(917,903)	(1,212,026)
Selling, general and administrative	(177,345)	(163,220)	(204,717)
Other operating gains and (charges), net	–	(4,538)	6,183
Amortization of intangible assets	(4,547)	(4,310)	(5,727)

Operating income	264,007	171,516	205,978
Interest expense	(80,024)	(61,446)	(74,335)
Interest income	11,901	15,762	5,587
Other income (expense), net	(12,028)	1,952	(12,018)

Income before income taxes	183,856	127,784	125,212
Income tax benefit (provision)	779	(3,143)	(11,837)
Net income	$184,635	$124,641	$113,375

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ISP Chemco LLC

Consolidated Balance Sheets

	December 31
	2010	2009
	(Thousands)
Assets
Current assets:
Cash and cash equivalents	$240,348	$286,116
Accounts receivable, trade, less allowance of $6,912 and $7,119 at December 31, 2010 and 2009, respectively	161,338	146,589
Receivable from asset securitization program	53,947	5,475
Accounts receivable, other	24,408	32,876
Receivables from related parties	21,007	23,710
Inventories, net	265,357	247,714
Other current assets	12,090	10,864
Total current assets	778,495	753,344
Property, plant and equipment, net	619,704	617,437
Goodwill	294,840	295,521
Intangible assets, net of accumulated amortization of $26,569 and $22,703 at December 31, 2010 and 2009, respectively	48,741	55,192
Long-term loan receivable from related party	–	153,825
Other assets	75,458	87,874
Total assets	$1,817,238	$1,963,193

Liabilities and member’s equity
Current liabilities:
Current maturities of long-term debt	$12,455	$12,455
Accounts payable	148,568	124,276
Accrued liabilities	171,451	185,848
Income taxes payable	2,361	–
Total current liabilities	334,835	322,579
Long-term debt less current maturities	1,189,453	1,201,908
Deferred income tax liabilities	14,692	15,439
Other liabilities	120,578	132,569

Commitments and contingencies

Member’s equity:
Member’s interest and additional paid-in capital	53,953	53,953
Retained earnings	142,580	290,118
Accumulated other comprehensive loss	(38,853)	(53,373)
Total member’s equity	157,680	290,698
Total liabilities and member’s equity	$1,817,238	$1,963,193

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ISP Chemco LLC

Consolidated Statements of Cash Flows

	Year Ended December 31
	2010	2009	2008
	(Thousands)
Cash flows from operating activities
Net income	$184,635	$124,641	$113,375
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of assets	–	–	(8,727)
Depreciation	60,378	60,181	67,625
Amortization of intangible assets	4,547	4,310	5,727
Noncash interest credits	–	(4,500)	–
Noncash interest charges	26,167	4,678	1,307
Noncash income tax benefit	(12,816)	-	-
Deferred income taxes	558	(641)	(1,903)
(Increase) decrease in working capital items	(37,753)	27,430	33,093
Proceeds from accounts receivable sold	13,806	26,686	18,337
Accounts receivable settled	(51,061)	(28,363)	(32,075)
(Increase) decrease in other assets	188	(9,021)	4,976
Increase (decrease) in other liabilities	5,682	(1,532)	(11,578)
Environmental insurance recoveries	18,262	7,284	1,526
Increase in receivables from related parties	(1,845)	(7,593)	(7,934)
Other, net	1,490	992	2,517
Net cash provided by operating activities	212,238	204,552	186,266

Cash flows from investing activities
Capital expenditures and acquisitions	(70,019)	(78,819)	(81,167)
Net proceeds from sale of assets	–	–	85,668
Net cash provided by (used in) investing activities	(70,019)	(78,819)	4,501

Cash flows from financing activities
Decrease in short-term debt	–	–	(1,331)
Repayments of long-term debt	(12,455)	(12,467)	(13,191)
Proceeds from borrowings under revolving credit facility	–	83,900	500,000
Repayments of borrowings under revolving credit facility	–	(83,900)	(500,000)
Increase in loans to related party	–	(298,634)	–
Repayments of loans from related party	–	149,309	–
Dividends to sole member	(173,800)	(34,000)	–
Capital contribution from sole member	–	26,000	–
Net cash used in financing activities	(186,255)	(169,792)	(14,522)

Effect of exchange rate fluctuations on cash and cash equivalents	(1,732)	722	(890)

Net change in cash and cash equivalents	(45,768)	(43,337)	175,355
Cash and cash equivalents, beginning of year	286,116	329,453	154,098
Cash and cash equivalents, end of year	$240,348	$286,116	$329,453

ISP Chemco LLC

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31
	2010	2009	2008
	(Thousands)
Supplemental cash flow information Effect on cash from (increase) decrease in working capital items*:
Accounts receivable	$(29,103)	$(728)	$66,962
Inventories	(19,094)	23,804	(11,271)
Prepaid expenses	(1,965)	(3,375)	2,670
Accounts payable	29,830	(8,373)	(13,864)
Accrued liabilities	(20,969)	26,624	(6,094)
Income taxes	3,548	(10,522)	(5,310)
Net effect on cash from (increase) decrease in working capital items	$(37,753)	$27,430	$33,093

Cash paid during the period for:
Interest (net of amount capitalized)	$56,041	$56,372	$77,853
Income taxes paid (including taxes paid pursuant to the Tax Sharing Agreement)	$8,629	$16,190	$26,545

Acquisitions:
Fair market value of assets acquired, net of cash acquired	$–	$11,799	$1,107
Liabilities assumed	–	–	–
Purchase price of acquisitions	$–	$11,799	$1,107

*
Working capital items exclude cash and cash equivalents, short-term debt and receivables from related parties. Working capital acquired in connection with acquisitions is reflected within “Capital expenditures and acquisitions.” The effects of reclassifications between noncurrent and current assets and liabilities are excluded from the amounts shown. In addition, the change in accounts receivable shown above does not reflect the cash proceeds from the sale of the Company’s domestic trade accounts receivable (see Note 9); such proceeds are reflected separately in cash from operating activities.

Supplemental Disclosure of Financing Activities:

On October 1, 2010, ISP Chemco LLC distributed a promissory note receivable from a related party to its sole member, International Specialty Holdings LLC (“IS Holdings”), in the form of a non-cash dividend. In connection with this dividend, the long-term loan receivable of $153.8 million from ISP Investco LLC, a 100% owned subsidiary of IS Holdings, together with accrued interest receivable of $4.6 million, was eliminated.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ISP Chemco LLC

Consolidated Statements of Member’s Equity

	Member’s Interest and Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income
	(Thousands)

Balance, December 31, 2007	$27,953	$86,102	$(9,419)
Comprehensive income, year ended December 31, 2008:
Net income	–	113,375	–	$113,375
Other comprehensive loss:
Unrealized losses on derivative hedging instruments	–	–	(37,904)	(37,904)
Foreign currency translation adjustment	–	–	(29,050)	(29,050)
Pension and postretirement plans liability adjustment	–	–	(6,381)	(6,381)
Comprehensive income				$40,040

Balance, December 31, 2008	$27,953	$199,477	$(82,754)
Comprehensive income, year ended December 31, 2009:
Net income	–	124,641	–	$124,641
Other comprehensive income (loss):
Change in unrealized losses on derivative hedging instruments:
Effect of hedge losses recognized in income	–	–	28,407	28,407
Net change in fair value of derivative hedging instruments	–	–	(15,274)	(15,274)
Foreign currency translation adjustment	–	–	11,687	11,687
Pension and postretirement plans liability adjustment	–	–	4,561	4,561
Comprehensive income				$154,022
Dividends to sole member	–	(34,000)	–
Capital contribution from sole member	26,000	–	–
Balance, December 31, 2009	$53,953	$290,118	$(53,373)
Comprehensive income, year ended December 31, 2010:
Net income	–	184,635	–	$184,635
Other comprehensive income (loss):
Change in unrealized losses on derivative hedging instruments:
Effect of hedge losses recognized in income	–	–	53,722	53,722
Net change in fair value of derivative hedging Instruments	–	–	(30,188)	(30,188)
Foreign currency translation adjustment	–	–	(4,112)	(4,112)
Pension and postretirement plans liability adjustment	–	–	(4,902)	(4,902)
Comprehensive income				$199,155
Dividends to sole member	–	(332,173)	–
Balance, December 31, 2010	$53,953	$142,580	$(38,853)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ISP Chemco LLC

Notes to Consolidated Financial Statements

1. Basis of Presentation and Organization

Organization

ISP Chemco Inc., which was formed on June 24, 1998, converted to ISP Chemco LLC (the “Company”) effective September 29, 2006. The Company’s parent company, its sole member, International Specialty Holdings LLC (“IS Holdings”), was formed in 2001. IS Holdings is a 100% owned subsidiary of International Specialty Products Inc. (“ISP”). Ronnie F. Heyman, Chairman of ISP, has voting and dispositive control of 100% of the common stock of ISP. Any references to the “Company” shall be deemed to be references to the Company and its subsidiaries or to specific entities within the Company’s consolidated group, as the context warrants.

The Company is engaged principally in the manufacture and sale of a wide range of specialty and industrial chemicals. The Company is a leading multinational manufacturer and supplier of chemicals for a wide variety of personal care, pharmaceutical, beverage, biocides, plastics, tire and rubber and other applications that enhance product performance. The Company produces more than five hundred specialty chemicals which are marketed and sold to over six thousand customers in more than ninety countries worldwide.

2. Summary of Significant Accounting Policies

Principles of Consolidation

All subsidiaries are consolidated, and all intercompany transactions have been eliminated.

Financial Statement Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make certain estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include: valuation allowances for receivables and inventories; the carrying amount of property, plant and equipment; goodwill and intangible assets; environmental liabilities; assets and obligations related to employee benefits; and other contingencies. Actual results could differ from those estimates. In the opinion of management, the consolidated financial statements herein

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the consolidated group for the periods presented. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources.

Revenue Recognition

The Company’s revenue recognition policy requires the recognition of sales when there is evidence of a sales agreement, the delivery of goods has occurred, the sales price is fixed or determinable and the collectibility of revenue is reasonably assured.

Value Added Taxes (VAT)

Certain foreign governments assess value added taxes (“VAT”) on the Company’s sales within those countries. The Company collects the VAT from its customers and pays such taxes to the foreign governments. The Company’s policy is to present VAT in its Consolidated Statements of Income on a net basis, that is, excluded from net sales. VAT receivables and VAT payables are included in the Consolidated Balance Sheets within accounts receivable, other, and accounts payable, respectively.

Financial Instruments

The fair value of cash and cash equivalents, including money market funds, receivables, short-term debt, accounts payable and accrued liabilities approximate their carrying value due to their short-term nature. See Note 14 for a discussion of the Company’s long-term debt.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit and debt securities purchased with original maturities of three months or less.

Accounts Receivable, Trade

Customer account balances are monitored through a review of account balance agings, an assessment of customer financial condition and interactions with the customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

customers to make required payments. Management regularly assesses the financial condition of the Company’s customers and the markets in which these customers participate and adjusts credit limits or the allowance for doubtful accounts based on this review. Accounts are written off when they are deemed to be totally uncollectible.

Inventories

Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for substantially all U.S.-located acetylene-based finished goods, work-in-process and the raw materials used to produce these products, as well as the inventory for the synthetic elastomers business. The Company believes that the use of LIFO for those products results in a better matching of costs and revenues. All other inventories are valued on the FIFO (first-in, first-out) method. The Company adjusts its inventories for estimated obsolescence or unmarketable inventories equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated economic lives of the assets. The Company uses an economic life of 10-20 years for land improvements, 40 years for buildings, 20 years for building improvements and 3-20 years for machinery and equipment, which includes furniture and fixtures. Repairs in excess of $25,000 are capitalized if the repair relates to major equipment components and also extends the useful life of an asset three or more years beyond its original estimated useful life and adds to the value of the asset. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment. Capitalized interest charges amounted to $443,000, $427,000 and $533,000 for 2010, 2009 and 2008, respectively.

Plant Turnaround Costs

Plant turnarounds are scheduled periodically to complete plant maintenance and replenish catalyst that is utilized in the chemical processes and which has a limited life. Costs related to these turnarounds are charged to operations in the year they are incurred.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise over the fair value of the identifiable assets acquired and liabilities assumed. Tests for impairment of goodwill are performed on at least an annual basis, or at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. The impairment testing is performed in two steps: (i) the Company determines impairment by comparing the fair value of a reporting unit with its carrying value; and (ii) if step (i) indicates an impairment, the Company measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill.

To determine the fair value of each reporting unit, the Company utilizes a combination of an “income” approach and a “market value” approach. With the “income” approach, the Company develops a discounted cash flow analysis based upon budgets and projections reviewed and utilized by its management. In addition to the projected cash flow, the Company develops an appropriate terminal value based on the operating results for the last year in the projection. Second, the Company develops a “market value” approach to value each reporting unit, utilizing profitability data of comparable publicly traded firms in each industry and compares the carrying value of each reporting unit with those independent firms. The two methods are then correlated based on the relevance and reliability of the two approaches.

Intangible Assets

Intangible assets with a finite life are amortized on a straight-line basis over the estimated useful lives of the assets and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might be impaired. Intangible assets with indefinite useful lives are not amortized, but are instead tested for impairment at least annually. The useful lives of all intangible assets are evaluated each reporting period to determine if a revision is warranted. See “Valuation of Long-Lived Assets” below and also Note 12.

Valuation of Long-Lived Assets

The Company reviews the recoverability of long-lived assets to be held and used, including amortizable intangible assets, whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable, and identifies and measures any potential impairments. The carrying value of a long-lived asset to be held and used is considered impaired

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

when the anticipated undiscounted cash flows from such an asset are less than the carrying value of the asset. If that occurs, a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset.

Debt Issuance Costs

Debt issuance costs are amortized to interest expense on a straight-line basis over the life of the related debt, which approximates the effective interest rate method. Unamortized debt issuance costs of $4.1 and $5.4 million are included in other assets in the Consolidated Balance Sheets at December 31, 2010 and 2009, respectively.

Environmental Liability

The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters (“Environmental Claims”). The Company estimates that its liability with respect to such environmental matters, and certain other environmental compliance expenses, as of December 31, 2010 and 2009, was $32.0 and $32.3 million, respectively, before reduction for estimated insurance recoveries included in the Consolidated Balance Sheets of $0 and $18.3 million, respectively. The gross environmental liability is included within accrued liabilities and other liabilities, and the estimated insurance recoveries are included within accounts receivable, other, and other assets. See Note 21 for further discussion with respect to environmental liabilities and estimated insurance recoveries.

The Company accrues environmental costs when it is probable that it has incurred a liability and the expected amount can be reasonably estimated. The amount accrued reflects the Company’s assumptions about remedial requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multiple-party sites, and the number and financial viability of other potentially responsible parties. Certain of the Environmental Claims are in their early stages and, accordingly, estimates of the potential liability related to such claims could increase as further action is taken. In addition, adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages, plans for development of the Company’s Linden, New Jersey property (see Note 21), and uncertainty in the liability and the financial responsibility of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The estimated liability for certain contaminated sites represents the present value of long-term future post-closure costs. Estimated future payments are discounted where ongoing operating and maintenance expenses are predicted to run over a multi-year period and the amount and timing can be reliably determined. These estimated costs were discounted at a risk free interest rate which is representative of an interest rate on monetary assets with maturities comparable to the environmental liability.

The Company has recognized receivables for estimated environmental insurance recoveries that relate to both past expenses and estimated future liabilities when the claim for recovery is deemed probable. The Company’s determination that a recovery is probable is based on a variety of factors, including (i) the terms of the applicable insurance recovery, (ii) an analysis of the fact pattern relating to each individual claim, including the past and projected future environmental expenses incurred by the Company with respect to each claim, (iii) an analysis of the applicable law, (iv) court rulings in the litigation that G-I Holdings Inc. (“G-I Holdings”) commenced in 1997 on behalf of itself and its predecessors, successors, subsidiaries and related corporate entities (the “Coverage Litigation”) (see also Note 21), (v) the projected allocation of recovery among the plaintiffs in the Coverage Litigation, (vi) application of the expert advice of insurance specialists (including outside counsel), (vii) experience of the Company and its outside advisors (including outside counsel) in similar cases, (viii) the Company’s recovery experience in circumstances involving similar or substantially similar policies and (ix) the terms of concluded settlements with other insurers. In addition, the Company’s outside counsel provides the Company with a detailed analysis of the Company’s potential recovery. Based on the Company’s analysis and the above-referenced detailed analysis of outside counsel, the probable insurance recovery is determined. In connection with the Company’s ultimate recognition of its insurance recovery receivable, the Company’s outside counsel provides its concurrence that the recovery of the aggregate receivable is probable.

The environmental insurance receivables recorded as of December 31, 2009 of $18.3 million were received in full from the insurers during 2010. After considering the relevant legal issues and other pertinent factors, the Company believes that the Company’s insurance recoveries, which totaled $46.9 million received during the years 2007 through 2010, were in excess of the current estimated liability for all Environmental Claims, although there can be no assurance in this regard.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. Income and expenses are translated at average exchange rates prevailing during the year. The effects of these translation adjustments are reported in a separate component of member’s equity, accumulated other comprehensive loss, and amounted to $5.4 and $9.5 million as of December 31, 2010 and 2009, respectively. Exchange gains (losses) arising from transactions denominated in a currency other than the functional currency of the entity involved, principally related to the revaluation of payables and receivables, are included in other income (expense), net, and amounted to $(8.8), $7.3 and $(1.6) million in 2010, 2009 and 2008, respectively.

Accumulated Other Comprehensive Income (Loss)

Comprehensive income includes net income, unrealized gains and losses from derivative hedging instruments, foreign currency translation adjustments and pension and postretirement plans liability adjustments and is disclosed in the Consolidated Statements of Member’s Equity.

Changes in the components of accumulated other comprehensive income (loss), net, for the years 2010, 2009 and 2008 are as follows:

	Unrealized Gains (Losses) On Derivative Hedging Instruments	Cumulative Foreign Currency Translation Adjustment	Pension and Postretirement Plans Liability Adjustment	Accumulated Other Comprehensive Income (Loss)
	(Thousands)

Balance, December 31, 2007	$(24,006)	$26,851	$(12,264)	$(9,419)
Change for the year 2008	(37,904)	(29,050)	(6,381)	(73,335)
Balance, December 31, 2008	(61,910)	(2,199)	(18,645)	(82,754)
Change for the year 2009	13,133	11,687	4,561	29,381
Balance, December 31, 2009	(48,777)	9,488	(14,084)	(53,373)
Change for the year 2010	23,534	(4,112)	(4,902)	14,520
Balance, December 31, 2010	$(25,243)	$5,376	$(18,986)	$(38,853)

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

ISP Chemco Inc. was converted to ISP Chemco LLC on September 29, 2006. For tax purposes, the Company is considered to be a division of ISP. Effective January 1, 2007, ISP elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, and accordingly, the Company is treated as part of an S Corporation. With certain exceptions, ISP no longer pays Federal or state and local income taxes on its operating and other recurring income for periods for which it is treated as an S corporation. Effective January 1, 2007, ISP’s shareholders include their pro-rata share of ISP’s taxable income on their individual income tax returns.

In connection with the S election, effective January 1, 2007, the Company entered into a tax sharing agreement with IS Holdings, its parent company, and ISP with respect to the payment of Federal income taxes and certain related matters. During the term of the 2007 Tax Sharing Agreement, which extends as long as the income and deductions of the Company, as well as any of its domestic subsidiaries, are included in the Federal taxable income of ISP (or a successor entity), IS Holdings, or included in Federal taxable income by ISP’s direct or indirect shareholders, the Company is obligated to pay to ISP an amount equal to those Federal income taxes the Company would have incurred if the Company filed its own consolidated Federal income tax return. The 2007 Tax Sharing Agreement provides for analogous principles to be applied to any state or local taxes. See Note 8.

Notwithstanding ISP’s election to be taxed as an S Corporation, for those tax jurisdictions (generally outside the United States) where the Company must pay income taxes on its operating and other recurring income, a tax provision is recognized.

Shipping and Handling Costs

Shipping and handling costs are included in cost of products sold in the accompanying Consolidated Statements of Income.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Research and Development

Research and development costs are charged to operations as incurred and amounted to $34.8, $30.3 and $33.5 million for 2010, 2009 and 2008, respectively. Such amounts are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Income.

Stock–based Employee Compensation

The Company accounts for incentive units granted to eligible Company employees pursuant to ISP’s 2000 Long-Term Incentive Plan, 2003 Executive Long-Term Incentive Plan, and 2007 “N” and “O” Long-Term Incentive Plans under current authoritative accounting guidance which requires that the compensation cost resulting from all share-based payment transactions be recognized in the financial statements. The Company measures compensation as the amount by which the Book Value (as defined) of the incentive units covered by the grant exceeds the option price or value specified of such incentive units at the date of grant. Changes, either increases or decreases, in the value of those incentive units between the date of grant and the measurement date result in a change in the measure of compensation for the right or award.

Derivatives and Hedging

The Company accounts for derivatives and hedging pursuant to current authoritative accounting guidance which requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met, which for qualifying hedges allow the effective portion of a derivative’s unrealized gains and losses to be recorded in accumulated other comprehensive income.

At the date the derivative is designated as a hedge, the Company formally documents the hedging relationship and its risk management objective and strategy for undertaking the hedge, the nature of the risk being hedged, the item being hedged, the hedging instrument, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Subsequent Events

The Company evaluated all subsequent events through March 25, 2011, the date the financial statements were available to be issued.

3. Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) adopted the FASB Accounting Standards Codification (the “Codification”) and the Hierarchy of Generally Accepted Accounting Principles. The Codification will henceforth be the source of authoritative U.S. generally accepted accounting principles (“GAAP”) to be applied by nongovernmental entities. The Codification was effective for financial statements issued for interim and annual periods ending after September 15, 2009. On the effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. The FASB no longer issues new accounting guidance in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it now issues Accounting Standards Updates (“ASU’s”) to update the Codification. The Company considers the applicability and impact of all ASU’s. ASU’s not discussed herein were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s consolidated financial position and results of operations.

In June 2009, the FASB issued amended accounting and disclosure guidance related to the accounting for transfers of financial assets. The objective of the amended guidance is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets. The accounting guidance, among other things:

a.
Removes the concept of a qualifying special-purpose entity from previous accounting guidance and removes the exception from previous guidance to variable interest entities that are qualifying special-purpose entities.

b.	Establishes conditions for reporting a transfer of a portion of a financial asset as a sale.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

3. Recent Accounting Pronouncements (continued)

c.	Defines a participating interest.

d.
Requires that a transferor recognize and initially measure at fair value assets obtained and liabilities incurred as a result of a transfer of an entire financial asset or a group of financial assets accounted for as a sale.

e.
Requires enhanced disclosures to provide financial statement users with greater transparency about transfers of financial assets and a transferor’s continuing involvement with transfers of financial assets accounted for as sales.

The amended accounting and disclosure requirements were effective for interim and annual periods beginning after November 15, 2009. Adoption of this accounting and disclosure guidance effective January 1, 2010 did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued amended accounting guidance on accounting for variable interest entities (“VIE”). Among other things, the new guidance requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE; requires continuous assessments of whether an enterprise is the primary beneficiary of a VIE; enhances disclosures about an enterprise’s involvement with a VIE; and amends certain guidance for determining whether an entity is a VIE. Under the new guidance, a VIE must be consolidated if the enterprise has both (a) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The new accounting guidance was effective for interim and annual periods that begin after November 15, 2009. Adoption of this accounting and disclosure guidance effective January 1, 2010 did not have a material impact on the Company’s consolidated financial statements because the Company does not currently have any interests in a variable interest entity.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures about Fair Value Measurements, which requires additional disclosure about the various classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements and the transfers between Levels 1, 2 and 3. The new disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. See Note 15.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

4. Dividends and Capital Contribution

During 2010, the Company paid a total of $173.8 million in dividends to its sole member. Also, on October 1, 2010, the Company distributed a promissory note receivable from a related party to its sole member in the form of a non-cash dividend. In connection with this dividend, the long-term loan receivable of $153.8 million from ISP Investco LLC, a 100% owned subsidiary of IS Holdings, together with accrued interest receivable of $4.6 million, was eliminated (see also Note 13).

During 2009, the Company paid a total of $34.0 million in dividends to its sole member and received a capital contribution of $26.0 million from its sole member.

5. Other Operating Gains and (Charges), Net

Other operating gains and (charges), net are comprised of the following:

	Year Ended December 31
	2010	2009	2008
	(Thousands)

Restructuring charges	$–	$(4,538)	$(2,544)
Gain on sale of assets	–	–	8,727
Other operating gains and (charges), net	$–	$(4,538)	$6,183

During the second fiscal quarter of 2009, the Company’s management approved a restructuring plan for its biocides business unit in order to address lower market demand and its impact on, among other things, this unit’s excess manufacturing capacity. As part of this restructuring plan, on July 1, 2009, the Company initiated a project to curtail operations of its biocides manufacturing facility in Montdidier, France, which resulted in the mothballing of this facility at the end of the year 2009 until such time as market demand returns. As a result, the Company recorded a $4.5 million restructuring charge related to severance costs and clean-up costs to comply with local environmental regulations. The balance in the accrual at December 31, 2010 was $1.2 million for remaining clean-up costs.

In May 2008, the Company entered into an agreement to sell its hydrocolloids ingredients business to FMC Corporation. The transaction closed on August 18, 2008. FMC acquired the Company’s alginates and food blends business (other than the Company’s Germinal blending business based in Brazil), including the Company’s Girvan, Scotland manufacturing facility. The

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

5. Other Operating Gains and (Charges), Net (continued)

Company’s hydrocolloid ingredients business had net sales of approximately $80 million in 2007. The pre-tax gain on the sale was $8.2 million.

In November 2008, the Company sold its Carmine business in France, which had been acquired in 2006 as a part of the acquisition of Progiven S.A.S., a French manufacturer of biocides. The Carmine business primarily sold food coloring to the meat industry. Sales in 2008 for the Carmine business were insignificant, and the pre-tax gain on the sale of the business was $0.5 million.

As a result of the global economic outlook for 2009, in the fourth quarter of 2008, the Company instituted various measures to maximize profitability of the Company. In that regard, the Company implemented a company-wide cost rationalization program in November 2008 and provided $2.5 million for severance as a restructuring charge, which was paid during 2009.

6. Other Income (Expense), Net

Other income (expense), net, is comprised of foreign exchange gains (losses) resulting from the revaluation of foreign currency-denominated accounts receivable and payable as a result of changes in exchange rates, and other expenses that are not associated with ongoing operations or that are caused by events not reflective of the Company’s normal business activities. Other income (expense), net, is comprised of the following:

	Year Ended December 31
	2010	2009	2008
	(Thousands)

Foreign exchange gains (losses)	$(8,769)	$7,307	$(1,625)
Financing costs on sale of accounts receivable (see Note 9)	(1,147)	(760)	(2,143)
Environmental provision relating to Linden, N.J. nonoperating property (see Note 21)	(2,578)	(913)	(4,701)
Legal fees related to Linden, N.J. property	(99)	(745)	(1,551)
Net income (interest expense) on insurance policies	549	(172)	(759)
Miscellaneous other income (expense), net	16	(2,765)	(1,239)
Other income (expense), net	$(12,028)	$1,952	$(12,018)

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

7. Property Damage and Business Interruption Insurance Claims

On July 26, 2008, the Company’s Calvert City, Kentucky plant suffered a fire in its vinylator process structure. As a result, the structure was shut down for restoration and the vinylator unit was restarted on November 21, 2008. The Company filed a property damage (“PD”) insurance claim which was settled in June 2009. The Company’s total recovery on the claim was $1.8 million, net of a $2.5 million deductible.

On September 13, 2008, the Company’s plant in Port Neches, Texas was shut down as a result of Hurricane Ike, having been evacuated on September 11th. The plant was out of operation as a result of a loss of power until September 24th and was then only able to operate on a limited basis until October 10th because of the lack of water needed for operations. The plant sustained only minimal property damage. The Company has insurance for business interruption (“BI”) and filed an insurance claim. In April 2010, a settlement agreement was reached with the Company’s insurers for $6.6 million, net of deductible. The proceeds from the settlement were received in the second quarter of 2010 and recorded as a reduction of the cost of products sold.

8. Income Taxes

ISP Chemco Inc. was converted to ISP Chemco LLC on September 29, 2006. For tax purposes, the Company is considered to be a division of ISP. Effective January 1, 2007, ISP elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, and accordingly, the Company is treated as part of an S Corporation. With certain exceptions, ISP no longer pays Federal or state and local income taxes on its operating and other recurring income for periods for which it is treated as an S corporation. Effective January 1, 2007, ISP’s shareholders include their pro-rata share of ISP’s taxable income on their individual income tax returns.

Accounting Standards Codification Topic 740, “Income Taxes,” requires that deferred tax liabilities only be retained to the extent that the Company would be subject to a built-in gains tax recognized on the disposition of assets whose fair market value exceed their tax basis as of the S Corporation effective date and are expected to be disposed of within ten years from the date of conversion to S status. All other Federal deferred tax liabilities, net of deferred tax assets, were reversed into income.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

Income before taxes, as reported for financial statement purposes, is comprised of the following:

	Year Ended December 31
	2010	2009	2008
	(Thousands)

United States	$103,713	$51,631	$(45,270)
Foreign	78,185	76,153	170,482
Income before income taxes	$181,898	$127,784	$125,212

Income tax benefit (provision) consists of the following:

	Year Ended December 31
	2010	2009	2008
	(Thousands)
Federal:
Current	$1,281	$3,168	$(510)
Deferred	32	33	(1,070)
Total Federal	1,313	3,201	(1,580)

Foreign:
Current	403	(6,766)	(13,487)
Deferred	(151)	49	2,973
Total foreign	252	(6,717)	(10,514)

State and local:
Current	(347)	(186)	257
Deferred	(439)	559	–
Total state and local	(786)	373	257

Income tax benefit (provision)	$779	$(3,143)	$(11,837)

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

Deferred income tax liabilities primarily consist of temporary differences related to property, plant and equipment.

State net operating loss and credit carryforwards of $9.3 and $10.9 million at December 31, 2010 and 2009, respectively, representing states in which the Company is not an S corporation, are subject to a valuation allowance of $9.2 and $10.3 million, respectively. Non-U.S. net operating loss carryforwards of $7.9 and $8.0 million at December 31, 2010 and 2009, respectively, are subject to a valuation allowance of $7.9  and $7.4 million, respectively.

In connection with the S election, effective January 1, 2007, the Company entered into a tax sharing agreement with IS Holdings, its parent company, and ISP with respect to the payment of Federal income taxes and certain related matters. During the term of the 2007 Tax Sharing Agreement, which extends as long as the income and deductions of the Company, as well as any of its domestic subsidiaries, are included in the Federal taxable income of ISP (or a successor entity), IS Holdings, or included in Federal taxable income by ISP’s direct or indirect shareholders, the Company is obligated to pay to ISP an amount equal to those Federal income taxes the Company would have incurred if the Company filed its own consolidated Federal income tax return. Each tax year stands on its own and no attributes such as net operating losses or credits in excess of liability may be carried either forward or back.

The 2007 Tax Sharing Agreement provides for analogous principles to be applied to any state or local taxes. Under the 2007 Tax Sharing Agreement, ISP makes all decisions with respect to all matters relating to taxes of the ISP Group.

The Company adopted the FASB’s guidance for accounting for uncertainty in income taxes as of January 1, 2009. As a result of the adoption of this guidance, the Company recognized no material adjustments to reserves. At December 31, 2010 and 2009, the Company had approximately $7.9 and $11.7 million, respectively, of unrecognized tax benefits. No unrecognized tax benefits are expected to significantly increase or decrease within the next twelve months.

In the first quarter of 2010, ISP consummated a reorganization of certain of its foreign subsidiaries not owned directly or indirectly by the Company which reduced the Company’s potential future liability under the 2007 Tax Sharing Agreement, resulting in the elimination of $8.7 million of previously accrued income taxes. Also in 2010, the Company reduced its reserve

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

for uncertain tax positions by $4.1 million, primarily due to lapses in the statute of limitations. The tax provisions in 2010, 2009 and 2008 otherwise principally relate to taxes on foreign earnings since, for domestic taxes, the Company is treated as part of an S Corporation.

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2010 and 2009, the Company had $2.8 and $3.3 million, respectively, of accrued interest and penalties, excluding any Federal tax benefit thereon.

For years prior to 2007, the Company and its subsidiaries were subject to U.S. Federal income taxes as well as the income tax of multiple state and international jurisdictions. The Company has substantially concluded all U.S. Federal income tax matters for years through 2006. Substantially all material state and local and foreign income tax matters have been concluded for years through 2002. The tax years 2003-2009 remain open to examination by the major taxing jurisdictions to which the Company is subject.

On September 15, 1997, G-I Holdings received a notice from the Internal Revenue Service (the “IRS”) of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation of a partnership in 1990 named Rhône-Poulenc Surfactants and Specialties, L.P. (the “surfactants partnership”). The IRS alleged that the formation of the surfactants partnership did not qualify as a tax-free contribution pursuant to Section 721 of the Internal Revenue Code.

The predecessor of ISP and certain of its domestic subsidiaries (the “Predecessors”) were parties to tax sharing agreements with members of a consolidated group for Federal income tax purposes that included G-I Holdings (the “G-I Holdings Group”) in certain years prior to January 1, 1997. Accordingly, the Predecessors, together with G-I Holdings and certain subsidiaries thereof, could be severally liable for amounts related to claims made by the IRS.

By Agreement dated November 30, 2001, G-I Holdings and the IRS agreed, among other things, that each non-bankrupt member of the G-I Holdings Group shall be liable only with respect to taxable years during which it was a member of the G-I Holdings Group, that certain statute of limitations defenses would be waived, and that the IRS would not assess any tax liability arising out of the 1990 taxable year against any non-bankrupt member of the G-I Holdings Group prior to assessment against G-I Holdings. Additionally, pursuant to the 2007 Tax Sharing Agreement, the Company is fully indemnified by ISP and IS Holdings, the Company’s parent company and sole member, for taxes paid, if any, related to the surfactants partnership tax issue.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

In connection with proceedings arising out of the IRS’s notice to G-I Holdings, the United States District Court for the District of New Jersey, by opinion and order dated December 14, 2009, ruled that the IRS’s claims with respect to the formation of the surfactants partnership in 1990 are barred by statute of limitations. There were no material developments in connection with this matter in 2010.

Although there can be no assurance in this regard, the Company believes that the ultimate disposition of this matter will not have a material adverse effect on its business, financial position or results of operations.

9. Sale of Accounts Receivable

In February 2010, the Company amended its October 2001 agreement for the sale of its domestic receivables, as previously amended in November 2004, May 2006 and November 2009. The amended agreement has a termination date of November 2011 and provides for up to $50.0 million in cash to be made available to the Company, which could be increased to $75.0 million at the Company’s option, based on a planned continuous sale program to a third party. The agreement permits the Company to sell certain domestic trade receivables on a non-recourse basis for cash. The receivables are sold at face value which approximates fair value. The Company continues to service, administer and collect the trade receivables. The fair value of the related servicing liability is not material. Under the new agreement, the Company is not required to fund against the eligible receivables sold into the program. The Company discontinued drawing cash available under this program in March 2010. As of December 31, 2010, there was $0 in drawn funds under this arrangement. At December 31, 2009, the cash made available to the Company for the sale of receivables was $37.3 million.  The program is accounted for as a sale of financial assets under the provisions of current FASB accounting guidance. The excess of accounts receivable sold over the net proceeds received is included in the Consolidated Balance Sheets as “Receivable from asset securitization program.” The difference between the excess of the accounts receivable sold and the net proceeds received was $53.9 and $5.5 million at December 31, 2010 and 2009, respectively. The fair value of the receivable from the asset securitization program approximates its carrying value. The effective cost to the Company varies with LIBOR or commercial paper rates and is included in other income (expense), net, and amounted to $1.1, $0.8 and $2.1 million in 2010, 2009 and 2008, respectively.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

10. Inventories

At December 31, 2010 and 2009, $80.5 and $97.7 million, respectively, of U.S.-located inventories were valued using the LIFO method. Inventories are comprised of the following:

	December 31
	2010	2009
	(Thousands)

Finished goods	$196,172	$175,805
Work-in-process	47,624	34,030
Raw materials and supplies	63,197	69,388
Total	306,993	279,223

Less LIFO reserve	(41,636)	(31,509)
Inventories	$265,357	$247,714

11. Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	December 31
	2010	2009
	(Thousands)

Land and land improvements	$76,330	$73,457
Buildings and building equipment	166,803	159,745
Machinery and equipment	1,019,145	952,622
Construction in progress	59,894	89,366
Total	1,322,172	1,275,190

Less accumulated depreciation	(702,468)	(657,753)
Property, plant and equipment, net	$619,704	$617,437

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

12. Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of an acquired enterprise over the fair value of the identifiable assets acquired and liabilities assumed. Tests for impairment of goodwill are performed on at least an annual basis, or at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. The impairment testing is performed in two steps: (i) the Company determines impairment by comparing the fair value of a reporting unit with its carrying value; and (ii) if step (i) indicates an impairment, the Company measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill.

To determine the fair value of each reporting unit, the Company utilizes a combination of an “income” approach and a “market value” approach. With the “income” approach, the Company develops a discounted cash flow analysis based upon budgets and projections reviewed and utilized by its management. In addition to the projected cash flow, the Company develops an appropriate terminal value based on the operating results for the last year in the projection. Second, the Company develops a “market value” approach to value each reporting unit, utilizing profitability data of comparable publicly traded firms in each industry and compares the carrying value of each reporting unit with those independent firms. The two methods are then correlated based on the relevance and reliability of the two approaches.

The Company’s annual tests for impairment were conducted in the fourth quarters of 2010, 2009 and 2008 based upon the third quarter 2010, 2009 and 2008 balance sheets, respectively, and followed the same approach. These tests did not result in any impairment charges.

The following schedule reconciles the changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009. All goodwill pertains to the Company’s Specialty Chemicals segment (see Note 19).

Goodwill
(Thousands)

Balance, December 31, 2008	$292,032
Translation adjustment	3,489
Balance, December 31, 2009	$295,521
Translation adjustment	(681)
Balance, December 31, 2010	$294,840

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

12. Goodwill and Intangible Assets (continued)

The following is information as of December 31, 2010 and 2009 related to the Company’s acquired intangible assets:

		December 31, 2010		December 31, 2009
	Range of Amortizable Lives	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Dollars in Thousands)
Intangible assets subject to amortization:
Patents	15–20 years	$17,827	$(4,208)	$19,211	$(3,451)
Trademarks and copyrights	5 years	1,957	(1,411)	2,030	(1,076)
Formulations	5-10 years	3,116	(2,662)	3,116	(2,247)
Unpatented technology	7-15 years	5,389	(3,384)	5,418	(2,894)
Customer base	5-15 years	11,249	(6,801)	11,675	(6,156)
Non-compete agreements	2- 5 years	5,842	(5,842)	5,842	(5,629)
Contracts	10 years	1,943	(777)	2,108	(632)
License agreement	12 years	9,304	(1,002)	9,304	(226)
Permits and registrations	5-15 years	1,519	(482)	1,519	(392)
Total amortizable intangible assets		58,146	(26,569)	60,223	(22,703)

Intangible assets not subject to amortization:
Trademarks		12,396	–	12,904	–
EPA registrations		4,768	–	4,768	–
Total unamortizable intangible assets		17,164	–	17,672	–

Total intangible assets		$75,310	$(26,569)	$77,895	$(22,703)

(Thousands)
Aggregate amortization expense: Year ended December 31:
2008	$5,727
2009	4,310
2010	4,547

Estimated amortization expense:
Year ending December 31:
2011	$3,991
2012	3,538
2013	3,213
2014	2,911
2015	2,761

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

13. Related Party Transactions

Effective February 2, 2009, the Company entered into a promissory note with ISP Investco LLC (“ISP Investco”), a 100% owned subsidiary of IS Holdings, whereby ISP Investco may from time to time borrow the principal amount of up to $250.0 million. The interest rate per annum on the note is equal to the three-month London Interbank Offered Rate plus 9.5%. Interest is due and payable on June 15th and December 15th of each year, provided however, that ISP Investco shall have the option, upon notice to the Company, to have all or any portion of any interest due added to the principal amount of the loan in lieu of payment. Of the total of $13.2 million interest paid on the note in the year 2009, $8.7 million was paid in cash and $4.5 million was paid-in-kind. The note was due and payable on June 4, 2014 or earlier at the Company’s demand. As of December 31, 2009, there were $153.8 million of borrowings outstanding under this arrangement. On October 1, 2010, the Company distributed the note to IS Holdings in the form of a dividend. In connection with this dividend, the long-term loan receivable of $153.8 million from ISP Investco, together with accrued interest receivable of $4.6 million, was eliminated.

Included in the Consolidated Balance Sheets are the following receivable (payable) balances with related parties, which arise from transactions between the Company and its affiliates, including the management and services agreements, as discussed below:

	December 31
	2010	2009
	(Thousands)

ISP Inc. parent company	$2,808	$(683)
ISP Investco LLC	893	2,109
The Heyman Entities	–	870
ISP Minerals Inc.	4,681	9,379
Building Materials Corporation of America	3,734	5,523
First General Insurance Company, Inc.	8,877	6,738
Other	14	(226)
Total receivables from related parties	$21,007	$23,710

In October 2009, an affiliate of the Company formed First General Insurance Company, Inc., a wholly-owned captive insurance subsidiary (the “Captive”) to provide insurance coverage to the Company and its subsidiaries effective November 2009. The Captive insures the deductible portion of the Company’s general insurance obligations. The Company has recorded a receivable of $8.9 million on its consolidated balance sheet at December 31, 2010, representing transactions

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

13. Related Party Transactions (continued)

made with the Captive related to a similar amount of general insurance liabilities. Such reserves were actuarially determined, in the aggregate, based on a reasonable estimation of insured events that have occurred. The Company believes there could be uncertainty associated with the loss estimates, and actual results may differ from estimates. Modification of these loss estimates are based on experience and changed circumstances and are reflected in the period in which the estimate is re-evaluated and, accordingly, the future premiums paid to the Captive will be adjusted.

Pursuant to management and subcontracting agreements (the “Management Agreements”), the Company, through a subsidiary, provides certain general management, administrative, legal, information, telecommunications and facilities services to Building Materials Corporation of America, an affiliate (“BMCA”), G-I Holdings, ISP and certain other affiliates. Charges by the Company for providing such services aggregated $35.1, $30.7 and $23.6 million for 2010, 2009 and 2008, respectively, and are reflected primarily as reductions of selling, general and administrative expenses. Such charges consist of management fees and other reimbursable expenses attributable to, or incurred by the Company for the benefit of, the respective parties, which are based on an estimate of the costs the Company incurs to provide such services. The receivable from such affiliates for management fees at December 31, 2010 and 2009 was $4.6 and $9.5 million, respectively. In addition, the Management Agreement incorporates internal investment-related services provided to ISP Investco for managing ISP Investco’s short-term investment portfolio and generating investment income. The Company and BMCA also allocate a portion of the management fees payable by BMCA under the Management Agreement to separate lease payments for the use of BMCA’s headquarters.

Pursuant to a services agreement (the “Services Agreement”) dated April 1, 2010 between ISP and the Company, ISP provides the Company with services including (i) corporate development and strategic planning, (ii) risk management, (iii) tax planning, consultation and advice, (iv) corporate finance, financial planning and fiduciary services, (v) legal services, (vi) general management services and (vii) other services as agreed upon by the parties. The Services Agreement will continue in full force and effect unless and until either party to the agreement terminates the agreement upon 90 days advance written notice. Pursuant to the Services Agreement, ISP charged the Company a total of $2.6 million for the year 2010.

Effective January 1, 2005, a subsidiary of the Company entered into a management services agreement with Heyman Properties, LLC and Heyman Investment Associates Limited Partnership (collectively, the “Heyman Entities”), which  are  related  through  common control.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

13. Related Party Transactions (continued)

The management services agreement terminated effective January 1, 2009. Under the agreement, the Company provided certain general management services, and the Heyman Entities provided certain advisory services for specified fees. The Company charged a net amount of approximately $0.4 million related to these services in 2008. The receivable for such services at December 31, 2010 and 2009 was $0 and $0.9 million, respectively.

14. Long-term Debt and Lines of Credit

Long-term debt is comprised of the following:

	December 31
	2010	2009
	(Thousands)
Senior Credit Facilities:
Term loan maturing in June 2014	$1,201,908	$1,214,363
Revolving credit facility	–	–
Total long-term debt	1,201,908	1,214,363

Less current maturities	(12,455)	(12,455)
Long-term debt less current maturities	$1,189,453	$1,201,908

On June 4, 2007, the Company and four of its 100% owned subsidiaries amended and restated the June 2001 senior secured credit facilities (as previously amended and restated as of April 4, 2004 and February 16, 2006) (the “Senior Credit Facilities”). The Senior Credit Facilities were increased from a $1,200.0 million total facility to a $1,520.5 million total facility. The Senior Credit Facilities are comprised of a $1,245.5 million term loan with a maturity date of June 4, 2014 and a $275.0 million revolving credit facility with a termination date of June 4, 2013. The revolving credit facility includes a borrowing capacity not in excess of $75.0 million for letters of credit. As of December 31, 2010, no borrowings and $10.4 million of letters of credit were outstanding under the revolving credit facility. All borrowings under the amended Senior Credit Facilities are based on either an alternate base rate (based on the banks’ base rate or on the federal funds rate) or on LIBOR plus a margin based on the ratio of the Company’s total consolidated debt to EBITDA (as defined in the Senior Credit Facilities). The average interest rate at December 31, 2010 on borrowings under the Senior Credit Facilities was 1.8%. Commitment fees are charged to the Company at a rate per annum equal to 0.375% or 0.50% of

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

14. Long-term Debt and Lines of Credit (continued)

the average daily unused amount of revolving credit commitments, based on the ratio of the Company’s total consolidated debt to EBITDA. The $1,245.5 million term loan has repayment terms of $12.455 million annually, payable in equal quarterly installments through March 31, 2014, with a balloon payment of $1,161.4 million due on June 4, 2014.

At the time of the refinancing transaction on June 4, 2007, the Company borrowed an additional $305.0 million under the new term loan to bring the total term loan balance outstanding to $1,245.5 million. This additional borrowing was used to repay $22.0 million outstanding under the revolving credit agreement and also a total of $65.0 million of borrowings from ISP Investco plus accrued interest of $1.4 million.

The amended Senior Credit Facilities require compliance with a senior debt leverage maintenance ratio. In addition, the Senior Credit Facilities limit the ability of the Company and its subsidiaries, other than its unrestricted entities, to incur additional debt, incur liens and pay dividends or make certain other restricted payments and restricted investments. The Company and substantially all of its domestic subsidiaries, excluding its unrestricted entities, as well as a certain limited number of the Company’s foreign subsidiaries, are designated as obligors under the Senior Credit Facilities. The obligations of the obligors under the Senior Credit Facilities are secured by a first-priority security interest in 100% of the capital stock of the Company’s domestic subsidiaries, as well as a certain limited number of the Company’s foreign subsidiaries, and 66% of the capital stock of some of the Company’s other foreign subsidiaries, and substantially all of the real and personal property of the obligors and the Company’s other domestic subsidiaries, except for the Company’s accounts receivable subsidiary and certain immaterial subsidiaries. The amended Senior Credit Facilities also contain a provision whereby a change in control of the Company would result in a default.

The fair value of the Company’s term loan at December 31, 2010, based upon broker quoted secondary market prices, was $1,184.4 million, while the carrying amount was $1,201.9 million.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

14. Long-term Debt and Lines of Credit (continued)

The aggregate maturities of long-term debt as of December 31, 2010 for the next five years and thereafter are as follows:

(Thousands)

2011	$12,455
2012	12,455
2013	12,455
2014	1,164,543
2015	-
Thereafter	-

At December 31, 2010, the Company’s foreign subsidiaries had total available short-term lines of credit aggregating $3.3 million, of which $2.4 million were unused.

15. Fair Value Measurements

In September 2006, the FASB issued accounting guidance related to fair value measurements, which clarified the definition of fair value, established a framework for measuring fair value and expanded the disclosures on fair value measurements. The Company adopted the provisions of this guidance in 2008. This accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and established a framework for measuring fair value. Further, the accounting guidance established a three-level valuation hierarchy for fair value measurements. These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the reporting entity’s market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets;

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable;

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

15. Fair Value Measurements (continued)

Level 3 – Instruments whose significant inputs are unobservable and for which estimates of fair value are determined using related market data.

The Company values its interest rate swap agreements (see Note 16) based on Level 2 inputs from model-derived valuations whose significant inputs are quoted LIBOR contracts, Eurodollar futures and on-the-run swap markets. The following table provides the fair value hierarchy of the Company’s financial assets (liabilities). There were no transfers in and out of Levels 1 and 2 during 2010.

	Level 1	Level 2	Level 3	Total
	(Thousands)
December 31, 2010 Assets:
Investments under executive deferred compensation plan	$30,271	$–	$–	$30,271

Liabilities:
Derivative contracts	$–	$(57,075)	$–	$(57,075)

December 31, 2009 Assets:
Investments under executive deferred compensation plan	$34,182	$–	$–	$34,182

Liabilities:
Derivative contracts	$–	$(55,756)	$–	$(55,756)

The Company maintains an Executive Deferred Compensation Plan. Assets of the plan are consolidated in accordance with current accounting guidance. The assets of the plan consist primarily of mutual fund investments that are actively traded and cash and cash equivalents. As such, these assets are classified within Level 1.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

16. Derivative and Hedging Transactions

On January 1, 2009, the Company adopted the FASB’s amended disclosure requirements related to derivative and hedging activities. The Company uses derivatives for risk management purposes. The Company has entered into interest rate swap agreements to manage interest rate exposure. The interest rate swap agreements utilized by the Company effectively modify the Company’s exposure to interest rate risk by converting the Company’s floating-rate debt to a fixed basis.

In the first quarter of 2006, in connection with an amendment of the Company’s Senior Credit Facilities, the Company entered into interest rate swap agreements with a notional value of $620 million in order to hedge interest rate risk associated with changes in LIBOR related to its Term Loan. The interest rate swaps are structured to receive interest based on three-month LIBOR and pay interest on a fixed rate basis. A cash flow hedging relationship was established whereby the interest rate swaps hedge the risk of changes in the three-month LIBOR related to forecasted borrowings against the term loan through February 2013.

The Company’s interest rate swap derivatives are designated as cash flow hedges. The effective portion of the change in fair value of the derivative is reported in accumulated other comprehensive income (loss) (“OCI”) and reclassified into earnings contemporaneously with the earnings effects of the hedged transaction. The ineffective portion of the derivative’s fair value change is recognized in earnings each reporting period.

On May 18, 2009, the Company exercised its option under its term loan to change the interest rate for its LIBOR borrowings from three-month to one-month LIBOR. The Company continued to receive three-month LIBOR and pay fixed rate interest under its swap agreements. Due to the election of one-month LIBOR on its term loan, the Company de-designated its original swap hedging relationship and subsequently re-designated a new swap hedging relationship for its term loan on that date. As a result of the election, the Company recognized a $7.5 million loss and a $7.5 million gain in 2010 and 2009, respectively, related to swap ineffectiveness as a component of interest expense. The Company also recognized losses of $17.4 million and $10.8 million for the years 2010 and 2009, respectively, due to additional interest expense related to the straight-line amortization of the unrealized losses in OCI at May 18, 2009 related

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

16. Derivative and Hedging Transactions (continued)

to the de-designation of the assigned hedges. The remaining unrealized losses at December 31, 2010 will be amortized to interest expense over the remaining life of the swaps. As of December 31, 2010, due to amortization, ineffectiveness and accrued swap interest, the Company estimates that during 2011, approximately $16.5 million of unrealized losses will be reclassified from OCI and recognized as a component of interest expense in its Consolidated Statement of Income, subject to changes in the LIBOR.

The following table sets forth the location and fair values of the Company’s derivative instruments at December 31, 2010 and 2009:

Fair Value of Derivative Instruments
($ Millions)
Description	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments: December 31, 2010
Interest Rate Swap Agreements	Accrued Liabilities	$ (57.1)

December 31, 2009
Interest Rate Swap Agreements	Accrued Liabilities	$ (55.8)

The following table sets forth the effect of the Company’s derivative instruments on financial performance for the years ended December 31, 2010 and December 31, 2009:

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

16. Derivative and Hedging Transactions (continued)

	Year Ended December 31
	2010	2009
	($ Millions)

Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	$23.5	$13.1

Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	$(46.3)	$(35.9)

Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Interest Expense	Interest Expense

Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)	$(7.5)	$7.5

Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)	Interest Expense	Interest Expense

The Company values its interest rate swap agreements based on Level 2 inputs under FASB accounting guidance from model-derived valuations whose significant inputs are quoted LIBOR contracts, Eurodollar futures and on-the-run swap markets. The FASB accounting guidance requires that the valuation of derivative assets and liabilities must take into account the parties’ nonperformance risk. The Company discounted the value of its derivative liabilities based on the credit spread for its debt as determined by the market trading price. See Note 15 for Fair Value Measurements.

As a result of the use of derivative instruments, the Company has exposure to the risk that its counterparties to derivative contracts will fail to meet their contractual obligations. In order to mitigate its counterparty credit risk, the Company enters into derivative contracts with selected major financial institutions. The Company’s policies and procedures for mitigating counterparty credit risk on derivative transactions include reviewing and establishing limits for credit exposure with each financial institution and a continuous assessment of the creditworthiness of each counterparty. The Company typically transacts with investment grade financial institutions.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans

Eligible, full-time employees of the Company are covered by various benefit plans, as described below.

Defined Contribution Plan

The Company provides a defined contribution plan for eligible salaried and hourly employees. In 2008, the Company contributed up to 7% of participants’ compensation. Effective January 1, 2009, the Company amended the plan and suspended Company matching and basic contributions for salaried employees in North America. The Company restored the 3% basic contribution effective October 1, 2009 and, effective January 1, 2010, restored one-half of the 4% matching contributions. Effective April 1, 2010, the Company restored the remaining one-half of the 4% matching contributions so that the Company is currently contributing up to 7% of participants’ compensation. The Company also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of non-union participants who are not covered by a Company-provided postretirement medical benefit plan. Union employees receive both the Company annual fixed contribution and Company-provided postretirement medical benefits. The aggregate contributions by the Company were $8.1, $3.0 and $8.2 million for 2010, 2009 and 2008, respectively.

Defined Benefit Plans

The Company provides a noncontributory defined benefit retirement plan for certain hourly employees at several locations in the United States (the “Hourly Retirement Plan”). New employees may not participate and benefits have been frozen. Benefits under this plan are based on stated amounts for each year of service. The Company’s policy is to fund this plan consistent with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and the Pension Protection Act of 2006.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

ISP Marl GmbH, a 100% owned German subsidiary of the Company, provides a noncontributory defined benefit retirement plan for its hourly and salaried employees (the “ISP Marl Plan”). Benefits under this plan are based on average earnings over each employee’s career with the Company.

The FASB accounting guidance requires the net amount by which defined benefit or postretirement obligation plans are over or underfunded to be reported on a company’s balance sheet. The funded status amount to be recognized is measured as the difference between the fair value of plan assets and the plan’s benefit obligation, with the benefit obligation including all actuarial gains and losses, prior service cost, and any remaining transition amounts. The Company’s net periodic pension cost (income) for the Hourly Retirement Plan and the ISP Marl Plan was as follows:

	Hourly Retirement Plan			ISP Marl Plan
	Year Ended December 31			Year Ended December 31
	2010	2009	2008	2010	2009	2008
	(Thousands)
Net periodic pension cost (income)	$(192)	$690	$449	$492	$486	$453

The following table sets forth, for the years 2010 and 2009, information related to the Hourly Retirement Plan and the ISP Marl Plan. The Company uses a December 31 measurement date for its retirement plans and postretirement medical and life insurance plan.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)	Hourly Retirement Plan		ISP Marl Plan
	Year Ended December 31		Year Ended December 31
	2010	2009	2010	2009
	(Thousands)

Benefit obligation at end of year	$38,900	$36,830	$6,802	$6,476
Employer contributions	541	953	–	–
Benefits paid	(2,389)	(2,413)	(164)	(153)
Fair value of plan assets at end of year	38,738	35,656	–	–
Funded status	(162)	(1,174)	(6,747)	(6,441)

Amounts recognized in the Consolidated Balance Sheets:
Noncurrent assets	$–	$–	$–	$–
Current liabilities	–	–	–	–
Noncurrent liabilities	(162)	(1,174)	(6,747)	(6,441)
Net amount recognized in Consolidated Balance Sheets	$(162)	$(1,174)	$(6,747)	$(6,441)

Amounts recognized in other comprehensive loss:
Transition asset	$–	$–	$–	$–
Prior service cost	697	849	52	63
Net actuarial loss	9,190	9,317	1,277	855
Total	$9,887	$10,166	$1,329	$918

Estimated amortization of amounts in accumulated other comprehensive loss to be recognized in net periodic pension cost in the next year:
Transition asset	$–	$–	$7	$7
Prior service cost	152	152	–	–
Net actuarial loss	615	624	50	16
Total	$767	$776	$57	$23

The accumulated benefit obligation for all defined benefit pension plans was $59.4 and $56.8 million at December 31, 2010 and 2009, respectively.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

Information on actual and future expected benefit payments related to the Hourly Retirement Plan and ISP Marl Plan follows:

	Hourly Retirement Plan	ISP Marl Plan
	(Thousands)
Actual benefit payments:
2008	$2,138	$87
2009	2,413	153
2010	2,389	164

Future expected benefit payments:
2011	$2,851	$218
2012	2,948	239
2013	3,017	268
2014	3,057	323
2015	3,081	371
2016 through 2020	15,210	2,236

The Company expects to contribute $0.9 million to the Hourly Retirement Plan in the year 2011.

	Hourly Retirement Plan		ISP Marl Plan
	December 31		December 31
	2010	2009	2010	2009
Weighted-average assumptions
Discount rate:
As of January 1 (for determining net periodic pension cost and projected benefit obligation for years ended December 31)	6.00%	6.25%	5.10%	5.90%
As of December 31 (for determining projected benefit obligation at December 31)	5.50%	6.00%	5.10%	5.90%
Expected long-term rate of return on assets	9.5%	9.5%	–	–
Rate of compensation increase	N/A	N/A	2.50%	3.00%

The Company sets the discount rate assumption annually for all of its retirement-related benefit plans at the measurement dates to reflect the yield of high-quality fixed-income debt instruments.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

The expected long-term rate of return on assets is derived from a detailed periodic study reviewed by the Company’s actuaries and the Company’s financial management. The study includes a review of anticipated future long-term performance of individual asset categories. While the study gives appropriate consideration to recent plan performance and historical returns, the assumption is primarily a long-term, prospective rate.

At December 31, 2010 and 2009, the asset allocations for the Hourly Retirement Plan, by asset category, are as follows:

	Plan Assets at December 31
	2010 Actual	2009 Actual	2011 Target
Asset Category:
Equity securities	65%	44%	40-65%
Fixed income securities	24%	51%	30-60%
Cash and equivalents	3%	4%	5-15%
Other	8%	1%	0-10%
Total	100%	100%

The Company invests the assets in the Hourly Retirement Plan in equity and fixed income market mutual funds as well as common collective trusts, which have market-neutral absolute-return strategies and serve to minimize volatility while providing consistent positive returns and preserving capital. Cash equivalents are reflected at values as determined based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined by the trustee. The fair value of the common collective trust assets is determined based on data received from the common collective trusts. These investments include both equity and fixed income securities and may incorporate the use of options, futures and other financial instruments. Implementation of this policy involves investments with outside managers who have expertise in these strategies. All investment transactions are recorded by the trustee on a trade-date basis. Realized gains and losses on the sale of investments are determined for accounting purposes on a moving average cost basis. Net appreciation and depreciation of investments include both realized and unrealized gains and losses on investments.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

The assets of the Hourly Retirement Plan totaled $38.7 million at December 31, 2010. The fair values of the pension plan assets by level within the fair value hierarchy (as described in Note 15) as of December 31, 2010 are as follows:

	Total	Level 1	Level 2	Level 3
	(Thousands)

Cash and cash equivalents	$1,125	$–	$1,125	$–
Investment funds:
Stock funds	7,193	7,193	–	–
Stock and bond funds	3,452	3,452	–	–
Income funds	3,027	3,027	–	–
Common collective trusts	23,941	–	–	23,941
Total	$38,738	$13,672	$1,125	$23,941

The following table summarizes changes in the fair value of Level 3 assets for the year ended December 31, 2010:

(Thousands)

Balance, December 31, 2009	$22,152
Actual return on plan assets:
Realized gains, net	1,458
Unrealized appreciation relating to investments held as of December 31, 2010	1,634
Purchases and (sales), net	(1,303)
Balance, December 31, 2010	$23,941

Other Defined Benefit Plans

The Company also provides a nonqualified defined benefit retirement plan (“NQRP”) for certain current and former executives. The retirement benefit payable under the NQRP, which accrues in accordance with a ten-year vesting schedule, consists of an annual payment commencing at age 65 equal to 25% of a covered participant’s last full year’s salary. The plan is not a funded plan, but rather retirement benefits are paid from the general assets of the Company. Expense recorded for this plan was $0.6 million for each of the years 2010, 2009 and 2008. The liability related to

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

this plan was $10.3 and $10.2 million, respectively, at December 31, 2010 and 2009 and is included within accrued liabilities and other liabilities. The Company expects to contribute $0.9 million to the NQRP in 2011.

The Company also provides a Supplemental Executive Retirement Plan (“SERP”) for certain former executives. The SERP is not a funded plan, but rather retirement benefits are paid from the general assets of the Company. The expense recorded for this plan was $0.2 million in each of the years 2010, 2009 and 2008. The liability related to this plan was $3.3 and $3.3 million, respectively, at December 31, 2010 and 2009 and is included within accrued liabilities and other liabilities. The Company expects to contribute $0.3 million to the SERP in 2011.

The following table sets forth, for the years 2010 and 2009, information related to the NQRP and SERP:

	NQRP		SERP
	Year Ended December 31		Year Ended December 31
	2010	2009	2010	2009
	(Thousands)

Benefit obligation at end of year	$10,347	$10,214	$3,302	$3,268
Employer contributions	801	750	310	319
Benefits paid	(801)	(750)	(310)	(319)
Fair value of plan assets at end of year	–	–	–	–
Funded status	(10,347)	(10,214)	(3,302)	(3,268)

Amounts recognized in the Consolidated Balance Sheets:
Noncurrent assets	$–	$–	$–	$–
Current liabilities	(907)	(906)	(303)	(302)
Noncurrent liabilities	(9,440)	(9,308)	(2,999)	(2,966)
Net amount recognized in Consolidated Balance Sheets	$(10,347)	$(10,214)	$(3,302)	$(3,268)

Amounts recognized in other comprehensive loss:
Transition asset/(obligation)	$–	$–	$–	$–
Prior service cost	–	–	–	–
Net actuarial loss	1,128	779	749	609
Total	$1,128	$779	$749	$609

Estimated amortization of amounts in accumulated other comprehensive loss to be recognized in net periodic pension cost in the next year:
Transition asset/(obligation)	$–	$–	$–	$–
Prior service cost	–	–	–	–
Net actuarial loss	5	–	29	18
Total	$5	$–	$29	$18

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

Information on actual and future expected benefit payments related to the NQRP and SERP follows:

	NQRP	SERP
	(Thousands)
Actual benefit payments:
2008	$748	$325
2009	750	319
2010	801	310

Future expected benefit payments:
2011	$930	$310
2012	936	308
2013	935	306
2014	926	302
2015	913	297
2016 through 2020	4,288	1,363

	NQRP		SERP
	December 31		December 31
	2010	2009	2010	2009
Weighted-average assumptions
Discount rate:
As of January 1 (for determining net periodic pension cost and projected benefit obligation for years ended December 31)	6.00%	6.25%	6.00%	6.25%
As of December 31 (for determining projected benefit obligation at December 31)	5.50%	6.00%	5.50%	6.00%
Rate of compensation increase	4.00%	4.00%	N/A	N/A

Postretirement Medical and Life Insurance

The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain union employees and certain retirees. As of January 2011, postretirement medical is a frozen/grandfathered benefit for all Company union

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

locations. New hires at those locations after the latest contract ratification date for each location are not eligible for the postretirement medical benefit. The net periodic postretirement benefit (expense) income was $(0.5), $(0.2) and $0.3 million for the years 2010, 2009 and 2008, respectively.

The following table sets forth, for the years 2010 and 2009, information related to the postretirement medical and life insurance benefits:

	Year Ended December 31
	2010	2009
	(Thousands)

Benefit obligation at end of year	$9,151	$5,230
Employer contributions	833	1,130
Participant contributions	254	206
Benefits paid	(1,087)	(1,336)
Fair value of plan assets at end of year	–	–
Funded status	(9,151)	(5,230)

Amounts recognized in the Consolidated Balance Sheets:
Noncurrent assets	$–	$–
Current liabilities	(853)	(799)
Noncurrent liabilities	(8,298)	(4,431)
Net amount recognized in Consolidated Balance Sheets	$(9,151)	$(5,230)

Amounts recognized in other comprehensive loss:
Transition asset/(obligation)	$–	$–
Prior service cost (credit)	(74)	(91)
Net actuarial loss	5,967	1,703
Total	$5,893	$1,612

Estimated amortization of amounts in accumulated other comprehensive loss to be recognized in net periodic postretirement benefit income in the next year:
Transition asset/(obligation)	$–	$–
Prior service cost (credit)	(18)	(18)
Net actuarial loss	458	372
Total	$440	$354

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

The Company’s postretirement medical and life insurance plan is unfunded. Benefits are paid from the Company’s general assets as they are incurred. The Company expects to contribute $0.9 million to the plan in 2011. Information on actual and future expected benefit payments related to the postretirement medical and life insurance plan follows:

(Thousands)
Actual benefit payments:
2008	$1,228
2009	1,336
2010	1,087

Future expected benefit payments:
2011	$877
2012	848
2013	861
2014	840
2015	814
2016 through 2020	3,952

For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. With respect to retirees (under and over age 65) as of December 31, 2010 who were formerly hourly union employees, most such retirees were assumed to receive a Company subsidy ranging from $1,000 to $2,500 per year depending on the negotiated plan design and subsidy level.

	December 31
	2010	2009
Weighted-average assumptions
Discount rate:
As of January 1 (for determining net periodic postretirement benefit cost and postretirement benefit obligation for years ended December 31)	6.00%	6.25%
As of December 31 (for determining postretirement benefit obligation at December 31)	5.50%	6.00%

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

17. Benefit Plans (continued)

	December 31
	2010	2009
Assumed health care cost trend rates
Retirees under age 65:
Health care cost trend rate assumed for the following year	7.8%	8.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.4%	5.0%
Year that the rate reaches the ultimate trend rate	2016	2016

Retirees over age 65*:

*
Retirees over age 65 receive flat subsidy amounts (usually $1,000 annually) which are not affected by health care cost trend rates (i.e., any increase in the cost of medical benefits is passed on to the participant).

Other Benefit Plans

In connection with the Company’s SERP and postretirement medical and life insurance plan, the Company owns certain life insurance policies with a face value of $126.8 million at December 31, 2010. These policies had a cash surrender value of $72.6 and $71.0 million at December 31, 2010 and 2009, respectively, and policy loans of $67.8 and $66.5 million, respectively. The net cash surrender value at December 31, 2010 and 2009 was $3.8 and $3.9 million, respectively, and is included in other assets.

18. Long-Term Incentive Plans

In February 2000, May 2003 and January 2007, ISP adopted four separate long-term incentive plans – the 2000 Long-Term Incentive (“LTI”) Plan, the 2003 Executive Long-Term Incentive (“ELTI”) Plan, the 2007 “N” Long-Term Incentive Plan and the 2007 “O” Long-Term Incentive Plan (collectively, the “Plans”). The Plans authorize the grant of incentive units (“Incentive Units”) to eligible Company employees which provide for long-term compensation based on ISP’s “Book Value” (as defined). The Plans are administered by a committee appointed by the Board of Directors of ISP (the “Committee”). The Committee, in its sole discretion, determines the number of Incentive Units to be granted to any one or more eligible employees. Incentive Units normally vest cumulatively, in 20% increments over five years, provided, however, that the Committee may, in its sole discretion, grant Incentive Units with any other vesting schedule.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

18. Long-Term Incentive Plans (continued)

Notwithstanding the foregoing, Incentive Units become fully and immediately vested upon a Change in Control (as defined). Vested Incentive Units are exercised on the earlier of: (i) either the sixth anniversary of the date (for the 2000 LTI Plan and the 2007 “O” Plan), or the tenth anniversary of the date (for the 2003 ELTI Plan and the 2007 “N” Plan) the Incentive Unit was granted; (ii) a specified date elected by an employee; or (iii) either (x) one year after the employee’s termination of employment with the Company due to retirement, or (y) the date of the employee’s termination of employment for reasons other than due to retirement. Upon the exercise of an Incentive Unit, the employee will receive in cash the excess, if any, of the value of such Incentive Units as of the date of exercise (which “final” value shall equal the value of such Incentive Units as described below as of the end of the fiscal quarter preceding exercise, except in the event the exercise is within thirty days of the end of a fiscal quarter, in which case the value will be calculated as of the end of such fiscal quarter) over the “initial” value calculated on the date of grant.

Notwithstanding the foregoing, in the event of a Change in Control, the employee shall be deemed to have exercised all Incentive Units not previously cancelled or forfeited, with resulting gains generally paid in a lump sum within sixty days of the Change in Control, based on a final value equal to the value of the Incentive Unit as of the fiscal month ended immediately preceding the Change in Control, provided that, for grants under the 2003 ELTI Plan and the 2007 “N” Plan Incentive Units, the final value shall be increased by the amount by which the amount of cash or cash equivalents or the fair market value of any property received by ISP, IS Holdings or the Company (as the case may be) as a result of the Change in Control exceeds the book value of the assets sold. The value of Incentive Units is determined at the end of each fiscal quarter based on ISP’s total Shareholders’ Equity (excluding accumulated other comprehensive income and losses and certain other adjustments). The value on the date of grant is compared to the value as remeasured at the end of each quarter in order to determine compensation expense. For the 2000 LTI and 2003 ELTI Plans, compensation expense is recognized using the graded vesting attribution method over the vesting period of the Incentive Units. For the 2007 “N” and “O” Plans, compensation expense is recognized on a straight-line basis over the vesting period of the Incentive Units.

The 2000 LTI Plan expired in accordance with its terms in February 2010. While no further Incentive Units will be granted under the 2000 LTI Plan, the vesting, exercise, expiration and valuation provisions with respect to Incentive Units granted prior to the expiration date remain in effect. The 2003 ELTI Plan will terminate ten years after its effective date of May 15, 2003 and the 2007 “N” and “O” Plans will terminate ten years after their effective date of January 2, 2007,

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

18. Long-Term Incentive Plans (continued)

unless each is either extended or terminated sooner by the Board of Directors. Compensation expense related to the Plans was $7.3, $5.7 and $9.0 million in 2010, 2009 and 2008, respectively. The liability related to the Plans was $30.7 and $26.5 million at December 31, 2010 and 2009, respectively, and is included in accrued liabilities and other liabilities.

The following is a summary of activity for Incentive Units related to the 2000 LTI, 2003 ELTI and 2007 “N” and “O” Plans:

	Year Ended December 31
	2010	2009	2008
	(Thousands of Incentive Units)

Incentive Units outstanding, January 1	2,694	4,455	4,967
Granted	-	30	256
Exercised	(281)	(1,755)	(627)
Forfeited	(9)	(36)	(141)
Incentive Units outstanding, December 31	2,404	2,694	4,455

Incentive Units exercisable at December 31	2,152	2,164	3,571

19. Business Segment Information

The Company is a leading multinational manufacturer of a broad spectrum of specialty and industrial chemicals. The Company reports two business segments: Specialty Chemicals and Industrial Chemicals. The Specialty Chemicals segment includes products that generally have high gross margins and also require high levels of technical service. The Industrial Chemicals segment includes products that are commodity-type, bulk manufactured and need very little technical service. The Specialty Chemicals segment consists of the personal care, performance chemicals and pharmaceutical/nutrition product lines. The personal care product line is comprised of the skin care, hair care and oral care business units. The performance chemicals product line includes the performance, agricultural, biocides, specialty solvents and specialty elastomers business units. The pharmaceutical/nutrition product line is comprised of the pharmaceutical, beverage, food, advanced materials and fine chemicals business units. The Industrial Chemicals segment consists of two product lines – intermediates and commodity elastomers.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

19. Business Segment Information (continued)

The following segment data are presented based on the Company’s internal management reporting system for the two reportable business segments. The Company evaluates segment performance based on operating income. Therefore, the measure of profit or loss that is reported to management for each segment is operating income (loss). Interest expense, interest income, other income and expense items and income taxes are not allocated to the business segments for management reporting. At this time, the Company’s internal management reporting system does not report assets by segment for the Specialty Chemicals and Industrial Chemicals business segments as many of the Company’s plant assets are utilized by both segments. Therefore, segment information for assets, capital expenditures and acquisitions, and depreciation and amortization is not presented.

	Year Ended December 31
	2010	2009	2008
	(Millions)
Net sales:
Specialty Chemicals	$1,185.0	$1,035.8	$1,209.2
Industrial Chemicals	349.3	225.7	413.1
Net sales	$1,534.3	$1,261.5	$1,622.3

Operating income (loss):
Specialty Chemicals (1)	$235.1	$179.2	$183.7
Industrial Chemicals(2)	28.9	(7.7)	22.3
Total operating income	264.0	171.5	206.0

Interest expense, interest income and other income (expense), net	(80.1)	(43.7)	(80.8)
Income before income taxes	$183.9	$127.8	$125.2

(1)	Operating income for the Specialty Chemicals business segment for 2009 and 2008 includes $(4.5) and $6.5 million, respectively, of other operating gains and (charges), net. See Note 5.

(2)	Operating income for the Industrial Chemicals business segment for 2008 includes $0.3 million of other operating charges. See Note 5.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

20. Acquisitions

In June 2009, the Company acquired certain assets from Ionic Solutions Limited, based in Bradford, West Yorkshire, United Kingdom. The acquisition included nearly all of Ionic Solutions’ specialty chemical technologies and products, as well as its existing customer base. This acquisition broadens the Company’s chemistry portfolio for the Performance and Personal Care markets.

In September 2009, the Company acquired from BASF a perpetual worldwide license to manufacture and sell products containing bis-resorcinyl-triazine, an ingredient that provides a broad spectrum skin protection against damage caused by exposure to the sun. The license agreement is being accounted for as an intangible asset (see Note 12).

In May 2008, a subsidiary of the Company acquired all of the issued and outstanding membership interests in 3cognition LLC. As a result, the Company owns all of the intellectual property of 3cognition, a software company that supports the comparison of medical imaging for diagnostic purposes. This acquisition was immaterial to the Company’s operations.

21. Commitments and Contingencies

Asbestos Litigation Against G-I Holdings

In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to the influx of asbestos-related bodily injury claims relating to the inhalation of asbestos fiber allegedly contained in products sold by G-I Holdings or its predecessors (“Asbestos Claims”). A Joint Plan of Reorganization of G-I Holdings was filed with the Bankruptcy Court on August 21, 2008 and a First Amended Joint Plan of Reorganization of G-I Holdings was filed with the Bankruptcy Court on October 30, 2008. Thereafter, additional amendments to the Joint Plan of Reorganization were filed, culminating with the Eighth Amended Joint Plan of Reorganization (“Eighth Amended Joint Plan”), which was filed on October 5, 2009. On November 12, 2009, the Bankruptcy Court and the Honorable Garrett E. Brown, Jr., Chief Judge of the District Court for the District of New Jersey, jointly entered an Order Confirming Eighth Amended Joint Plan of Reorganization of G-I Holdings and ACI Inc. Pursuant to Chapter 11 of the Bankruptcy Code.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

21. Commitments and Contingencies (continued)

On November 16, 2009, the IRS applied to the United States Court of Appeals for the Third Circuit (“Third Circuit”) for a preliminary stay of the Plan Confirmation Order. The Third Circuit denied the IRS’s request for a preliminary stay, thereby allowing the Eighth Amended Joint Plan to become effective.

On November 17, 2009, after satisfaction of a number of contingencies (including, without limitation, the funding of the settlement of the Asbestos Claims), the Eighth Amended Joint Plan became effective. With the effectiveness of the Eighth Amended Joint Plan, all of the actions related to the bankruptcy of G-I Holdings (including a fraudulent conveyance action against Samuel J. Heyman and certain entities associated with the Heyman family) were resolved and all “protected parties” (as defined in the Eighth Amended Joint Plan), including the Company and its subsidiaries, have been released from any liability with respect to Asbestos Claims.

On December 17, 2009, the Third Circuit issued a stay with respect to the Plan Confirmation Order in connection with an appeal filed by the IRS. The IRS’s objections to confirmation of the Eighth Amended Joint Plan are in connection with its proof of claim against G-I Holdings for a tax deficiency related to the formation of the “surfactants partnership” (as such action is further described in Note 8). The Company does not believe that the stay or the IRS’s potential success on appeal impacts the Eighth Amended Joint Plan other than how the IRS’s ultimately allowed claim, if any, will be paid. The Company believes that the ultimate disposition of the IRS’s appeal will not have a material adverse effect on the business, financial position or results of operations of the Company.

Environmental Litigation

The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters (“Environmental Claims”), under the Comprehensive Environmental Response Compensation and Liability Act, Resource Conservation and Recovery Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or in which remedial obligations are imposed. The Company accrues environmental costs when it is probable that it has incurred a liability and the expected amount can be reasonably estimated.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

21. Commitments and Contingencies (continued)

The Company estimates that its liability with respect to all Environmental Claims (including those relating to its closed Linden, New Jersey plant described below), and certain other environmental compliance expenses, as of December 31, 2010 and 2009, was approximately $32.0 and $32.3 million, respectively. As of December 31, 2010 and 2009, $9.7 and $10.0 million, respectively, of the liability estimate represents the present value of expected future costs discounted at a risk free rate of 5%. On an undiscounted basis, this portion of the liability is $14.2 and $14.9 million, respectively, in 2010 and 2009. Environmental insurance recoveries are included in the Consolidated Balance Sheets at December 31, 2010 and 2009 (discussed below) of $0 and $18.3 million respectively, that relate to both past expenses and estimated future liabilities (“estimated recoveries”). While the Company cannot predict whether adverse decisions or events can occur in the future, in the opinion of the Company’s management, the resolution of the Environmental Claims should not have a material adverse effect on its business, financial position or results of operations. However, certain of these Environmental Claims are in their early stages and accordingly, estimates of the potential liability related to such claims could increase as further action is taken. In addition, adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages, changes in plans for development of the Linden, New Jersey property (“Linden Site”), and uncertainty in the liability and the financial responsibility of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

The estimated liability for certain contaminated sites represents the present value of long-term future post-closure costs. Estimated future payments are discounted where ongoing operating and maintenance expenses are predicted to run over a multi-year period and the amount and timing can be reliably determined. These estimated costs were discounted at a risk-free interest rate which is representative of an interest rate on monetary assets with maturities comparable to the environmental liability.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

21. Commitments and Contingencies (continued)

The Company has recognized receivables for estimated environmental insurance recoveries that relate to both past expenses and estimated future liabilities when the claim for recovery is deemed probable. The environmental insurance receivables recorded as of December 31, 2009 of $18.3 million were received in full from the insurers during 2010. After considering the relevant legal issues and other pertinent factors, the Company believes that the Company’s insurance recoveries, which totaled $46.9 million received during the years 2007 through 2010, were in excess of the current estimated liability for all Environmental Claims, although there can be no assurance in this regard.

In June 1989, the Company entered into a Consent Order with the New Jersey Department of Environmental Protection (“NJDEP”) requiring the development of a remediation plan for its closed Linden Site and the maintenance of financial assurances to guarantee the Company’s performance. In April 1993, the NJDEP issued orders which require the prevention of discharge of contaminated groundwater and stormwater from the Linden Site and the elimination of other potential exposure concerns. The Company believes, although it cannot be certain, that, taking into account its plans for development of the Linden Site, it can comply with the NJDEP order at a cost of approximately $7.8 million. Portions of this estimate have been calculated on a present value basis as discussed above. In July 2007, the NJDEP filed a Complaint in the Superior Court of New Jersey for recovery of damages to State natural resources arising from the discharge of pollutants from the Linden Site. The parties have reached a settlement in principle for a portion of the State’s claims. Upon execution of a settlement agreement, the State will release the settled claims and execute a dismissal without prejudice for the remainder of its claims.

The Company is a potentially responsible party at the LCP Superfund Site located adjacent to the Linden Site. In May 1999, the Company entered into an Administrative Order with the Environmental Protection Agency (“EPA”) requiring the Company to conduct and fund a Remedial Investigation and Feasibility Study of the LCP site. The Remedial Investigation is ongoing. It is probable that the Company will incur some portion of remedial costs at the LCP

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

21. Commitments and Contingencies (continued)

site; however, the delineation of the extent of environmental impact, allocation among the potentially responsible parties, evaluation of remediation alternatives and concurrence of the regulatory authorities is in its early stages or has not yet occurred.

On July 16, 2007, the Company received a General Notice Letter from the EPA Region 2 that the Company is a potentially responsible party at the Newark Bay Study Area, which is located in New Jersey and New York. The Newark Bay Study Area is in the midst of a remedial investigation.

Other Litigation

The Company is, from time to time, a party to litigation that arises in the normal course of its business operations. Although litigation is inherently unpredictable, the Company is not presently a party to any such litigation that the Company believes could reasonably be expected to have a material adverse effect on its business or financial condition.

Purchase and Lease Commitments

The Company has entered into certain obligations primarily related to the purchase of raw materials. Pricing under these contracts is either fixed or changes in accordance with various price indices. Certain of these contracts also contain minimum annual purchase requirements, which the Company expects will be met and does not expect any losses under these specific contracts.

ISP Chemco LLC

Notes to Consolidated Financial Statements (continued)

21. Commitments and Contingencies (continued)

The Company also has operating leases for transportation, production and data processing equipment and for various buildings and offices. Rental expense on operating leases was $14.5, $13.2 and $13.1 million for 2010, 2009 and 2008, respectively. Future minimum lease payments for properties which were held under long-term noncancelable leases and future obligations under unconditional purchase contracts discussed above as of December 31, 2010 were as follows:

	Operating Leases	Unconditional Purchase Obligations
	(Thousands)

2011	$6,651	$10,002
2012	5,109	10,320
2013	3,694	10,649
2014	2,560	6,557
2015	1,487	–
Later years	30,860	–
Total minimum payments	$50,361	$37,528

Other Matters

The Company has received approval from the New Jersey Turnpike Authority for a direct access ramp extension from the New Jersey Turnpike to the Company’s Linden, New Jersey property. With the planned New Jersey Turnpike access, the Company is pursuing development alternatives for the Linden property such as warehousing that will provide the greatest economic benefit to the Company. The remaining Linden assets, which are being held for intended future sale, had a net book value of $30.9 million at December 31, 2010, primarily the cost of the land and $17.2 million of capitalized costs related to the preparation of the Linden property for sale, which are classified as other assets in the Consolidated Balance Sheet as of December 31, 2010.

See Note 8 for information regarding additional contingencies.